As filed with the Securities and Exchange Commission on April 23, 2024

Registration Statement No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RPC, INC.

(Exact name of registrant as specified in its charter)

o
Delaware	58-1550825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2801 Buford Highway NE, Suite 300, Atlanta, Georgia 30329

(Address of Principal Executive Offices) (Zip Code)

2024 Stock Incentive Plan

(Full title of the plan)

Ben M. Palmer

President and Chief Executive Officer

2801 Buford Highway NE, Suite 300

Atlanta, Georgia 30329

(404) 321-2140

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr.

Arnall Golden Gregory, LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363

(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company"  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☒

Non-accelerated filer ☐  Smaller reporting company ☐

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

PART II

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the RPC, Inc. 2024 Stock Incentive Plan (the “Plan”) covered by this Registration Statement, as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by RPC, Inc. (the “Registrant” or the “Company”) are hereby incorporated by reference herein:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”);

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(c)

The description of the Registrant’s common stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the filing of this Registration Statement on Form S-8 (and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Bylaws and Certificate of Incorporation. The RPC, Inc. Bylaws provide that directors and officers, and any person serving as general counsel, shall be, and at the discretion of the board of directors, others serving at the request of the Registrant may be, indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant and further require the advancing of expenses incurred in defending claims. The indemnification described above shall be made if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except with respect to certain suits in connection with indemnification claims, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors. The Bylaws also provide that the right of directors and officers to indemnification shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Delaware Law. The Delaware General Corporation Law (“DGCL”) currently requires the Registrant to indemnify a director or officer for all expenses incurred by him or her (including attorney’s fees) when he or she is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he or she is or was a director or officer of the Registrant. In addition, with respect to all proceedings other than proceedings by or in the right of the Registrant, Delaware law allows the Registrant to indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, even if the director or officer is not successful on the merits, if he or she:

●	acted in good faith;
●	acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
●in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, as amended, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise. In addition, certain of our employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans.

The limitation of liability and indemnification provisions described above may discourage lawsuits against directors for breaches of fiduciary duty. These provisions could reduce the likelihood of derivative litigation against directors and officers, even when such an action, if successful, might otherwise benefit us and/or our stockholders. In addition, stockholder investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

D&O Insurance. The Registrant maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Grant Thornton LLP

24	Power of Attorney (included on signature page)

99.1	2024 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Securities and Exchange Commission on March 14, 2024)

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 23, 2024.

RPC, INC.

By:	/s/ Ben M. Palmer
Ben M. Palmer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby constitutes and appoints Richard A. Hubbell and Ben M. Palmer, and each of them individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE
/s/ Ben M. Palmer	President and Chief Executive Officer (principal executive officer), and Director	April 23, 2024
Ben M. Palmer
/s/ Michael L. Schmit	Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial and accounting officer)	April 23, 2024
Michael L. Schmit
/s/ Richard A. Hubbell	Executive Chairman of the Board	April 23, 2024
Richard A. Hubbell
/s/ Gary W. Rollins	Director	April 23, 2024
Gary W. Rollins
/s/ John F. Wilson	Director	April 23, 2024
John F. Wilson
/s/ Amy R. Kreisler	Director	April 23, 2024
Amy R. Kreisler
/s/ Pamela R. Rollins	Director	April 23, 2024
Pamela R. Rollins
/s/ Susan R. Bell	Director	April 23, 2024
Susan R. Bell
/s/ Timothy C. Rollins	Director	April 23, 2024
Timothy C. Rollins
/s/ Jerry W. Nix	Director	April 23, 2024
Jerry W. Nix
/s/ Patrick J. Gunning	Director	April 23, 2024
Patrick J. Gunning